Exhibit 99.1

Alliance Laundry Holdings LLC Reports 2010 Sales and Earnings

RIPON, Wis.--(BUSINESS WIRE)--March 8, 2010--Alliance Laundry Holdings LLC announced today results for the year ended December 31, 2009.

Net revenues for full year 2009 decreased $67.1 million, or 14.6%, to $393.2 million from $460.3 million for the full year 2008. Our net income for 2009 was $16.6 million as compared to $15.5 million for 2008. Adjusted EBITDA (see “About Non-GAAP Financial Measures” below) for 2009 increased $6.4 million to $78.4 million from $72.0 million for 2008.

Excluding the impact of an unfavorable $13.6 million non-cash mark-to-market adjustment related to the establishment of our new asset backed facility in the second quarter of 2009; net revenues decreased $53.5 million or 11.6% as compared to the full year 2008.

The overall net income increase of $1.1 million was primarily attributable to lower gross profit of $15.8 million, offset by lower interest expense of $8.9 million, lower operating expenses of $6.6 million and a lower provision for income taxes of $1.4 million.

“While the economy in 2009 was the worst our company has experienced in more than two decades, I’m proud to report the Alliance team responded in an extraordinary way,” said CEO Thomas F. L’Esperance. “We delivered record profits, improved our liquidity position and dramatically improved our balance sheet.”

L’Esperance concluded, “Despite a continued challenging environment, we look to build upon our progress in 2010. We will continue to invest in new products and expansion of our customer one programs. As a result, we believe we will be well positioned for continued industry leadership and growth as the global economy recovers.”

About Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA and Adjusted EBITDA, which are non-GAAP measures. We have presented EBITDA and Adjusted EBITDA because certain covenants in our Senior Credit Facility are tied to ratios based on these measures. “EBITDA” represents net income before interest expense, income tax (provision) benefit and depreciation and amortization (including non-cash interest income), and “Adjusted EBITDA” (as defined under the Senior Credit Facility) is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Our Senior Credit Facility requires us to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum Adjusted EBITDA to cash interest expense. To the extent that we fail to maintain either of these ratios within the limits set forth in the Senior Credit Facility, our ability to access amounts available under our Revolving Credit Facility would be limited, our liquidity would be adversely affected and our obligations under the Senior Credit Facility could be accelerated. In addition, any such acceleration would constitute an event of default under the indenture governing the Senior Subordinated Notes (the “Notes Indenture”), and such an event of default under the Notes Indenture could lead to an acceleration of our obligations under the Senior Subordinated Notes. A reconciliation of EBITDA and Adjusted EBITDA with the most directly comparable GAAP measure is included below for the twelve months ended December 31, 2009 along with the components of EBITDA and Adjusted EBITDA.

About Alliance Laundry Holdings LLC

Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading designer, manufacturer and marketer in North America of commercial laundry equipment used in laundromats, multi-housing laundries and on-premise laundries. Under the well-known brand names of Speed Queen®, UniMac®, Huebsch®, IPSO®, and Cissell®, we produce a full line of commercial washing machines and dryers with load capacities from 12 to 200 pounds. We have been a leader in the North American stand-alone commercial laundry equipment industry for more than ten years. With the addition of our European operations and Alliance Laundry’s export sales to Europe, we believe that we are also a leader in the European stand-alone commercial laundry equipment industry.

Safe Harbor for Forward-Looking Statements

With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company’s reports, including, but not limited to the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2009.

Financial information for Alliance Laundry Holdings LLC appears on the next five pages for the years ended December 31, 2009 and 2008.

ALLIANCE LAUNDRY HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$24,615	$14,314
Accounts receivable (net of allowance for doubtful accounts of
$1,400 and $1,067 at December 31, 2009 and 2008, respectively)	21,323	13,775
Inventories, net	47,085	59,810
Retained beneficial interests in securitized accounts receivable	26,367	28,168
Deferred income tax asset, net	11,373	4,730
Prepaid expenses, restricted cash and other assets	4,014	2,537
Total current assets	134,777	123,334

Notes receivable, net	2,730	4,666
Property, plant and equipment, net	62,532	69,099
Goodwill	183,310	182,464
Retained beneficial interests in securitized financial assets	46,793	30,740
Deferred income tax asset, net	-	7,713
Debt issuance costs, net	4,353	6,202
Intangible assets, net	137,678	141,563
Total assets	$572,173	$565,781

Liabilities and Member(s)' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$835	$576
Revolving credit facility	-	-
Accounts payable	34,351	33,973
Other current liabilities	32,590	44,783
Total current liabilities	67,776	79,332

Long-term debt and capital lease obligations	280,413	310,152
Deferred income tax liability, net	9,057	5,485
Other long-term liabilities	22,139	24,934
Total liabilities	379,385	419,903
Commitments and contingencies
Member(s)' equity	192,788	145,878
Total liabilities and member(s)' equity	$572,173	$565,781

ALLIANCE LAUNDRY HOLDINGS LLC
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
Net revenues:
Equipment and service parts	$400,220	$451,039	$435,229
Equipment financing, net	(7,000)	9,302	8,079
Net revenues	393,220	460,341	443,308
Cost of sales	290,426	341,743	332,592
Gross profit	102,794	118,598	110,716

Selling, general and administrative expenses	53,238	63,339	59,965
Securitization, impairment and other costs (income), net	6,148	2,609	(750)
Total operating expenses	59,386	65,948	59,215
Operating income	43,408	52,650	51,501

Interest expense	21,741	30,658	34,747
Income before taxes	21,667	21,992	16,754
Provision for income taxes	5,079	6,470	6,885
Net income	$16,588	$15,522	$9,869

ALLIANCE LAUNDRY HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income	$16,588	$15,522	$9,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,439	18,607	19,218
Non-cash interest expense (income)	(2,843)	2,503	1,555
Non-cash (gain) loss on commodity & foreign exchange contracts, net	(2,237)	910	752
Non-cash executive unit compensation	365	1,770	631
Deferred income taxes	3,695	3,629	3,541
Non-cash income from loan forgiveness	(52)	(262)	-
Non-cash charge for pension plan accrual	(483)	1,271	-
Other, net	-	251	111
Changes in assets and liabilities:
Accounts and notes receivable	(5,209)	(1,775)	11,814
Inventories	13,068	(2,918)	(4,764)
Retained beneficial interest	(14,252)	(7,967)	(4,245)
Other assets	(1,445)	(144)	1,207
Accounts payable	128	8,380	(2,455)
Other liabilities	(7,460)	1,693	(5,499)
Net cash provided by operating activities	17,302	41,470	31,735

Cash flows from investing activities:
Capital expenditures	(4,790)	(8,762)	(8,338)
Restricted cash	500	(500)	-
Proceeds on disposition of assets	-	16	1,211
Net cash used by investing activities	(4,290)	(9,246)	(7,127)

Cash flows from financing activities:
Principal payments on long-term debt	(29,000)	(30,000)	(34,000)
Change in other long-term debt, net	(586)	(605)	(573)
Member contributions	27,039	2,806	9,385
Net cash used by financing activities	(2,547)	(27,799)	(25,188)

Effect of exchange rate changes on cash and cash equivalents	(164)	(705)	(47)

Increase (decrease) in cash and cash equivalents	10,301	3,720	(627)
Cash and cash equivalents at beginning of period	14,314	10,594	11,221
Cash and cash equivalents at end of period	$24,615	$14,314	$10,594

Supplemental disclosure of cash flow information:
Cash paid for interest	$23,926	$26,907	$30,069
Cash paid for income taxes	$1,974	$1,508	$2,441

Reconciliation of Net income to EBITDA and Adjusted EBITDA, and reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities for the Twelve Months Ended December 31, 2009 and 2008 (Dollars in Thousands):

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008

Net income	$16,588	$15,522
Provision for income taxes	5,079	6,470
Interest expense	21,741	30,658
Depreciation and amortization (a)	17,439	18,607
Non-cash interest income included in amortization above	(1,849)	(1,944)
EBITDA	58,998	69,313
Finance program adjustments (b)	15,078	(2,624)
Other non-recurring charges (c)	6,083	2,609
Other non-cash charges (d)	(1,807)	2,680
Adjusted EBITDA	78,352	71,978

Interest expense	(21,741)	(30,658)
Non-cash interest income included in amortization above	1,849	1,944
Other non-cash interest	(2,843)	2,503
Finance program adjustments (b)	(15,078)	2,624
Other non-recurring charges (c)	(6,083)	(2,609)
Cash taxes paid and payable	(1,384)	(2,841)
Other, net	(600)	1,260
Changes in assets and liabilities	(15,170)	(2,731)
Net cash provided by operating activities	$17,302	$41,470

(a) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(b) We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to qualified special-purpose bankruptcy remote entities. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 125/140) and cash basis revenues.

(c) Other non-recurring charges are described as follows:

  Other non-recurring charges in 2009 consist of $0.4 million of income related to the Cissell Pension Plan termination, $0.1 million of cost adjustment income associated with the layoff of approximately 60 salaried associates during the fourth quarter of 2008, $0.3 million of legal fees related to the Lehman bankruptcy and $6.3 million of expenses incurred to replace our asset backed lending facility. These costs are included in the securitization and other costs (income), net line of our consolidated statements of income.
  Other non-recurring charges in 2008 consist of $1.3 million of expenses related to the Cissell Pension Plan termination, $1.0 million of costs associated with the layoff of approximately 60 salaried associates during the fourth quarter of 2008, $0.4 million of legal fees related to the Lehman bankruptcy and replacement of the asset backed facility and $(0.1) million of costs associated with the closure of the Marianna, Florida production facility. These costs are included in the securitization and other costs (income), net line of our consolidated statements of income.

(d) Other non-cash charges are described as follows:

  Other non-cash charges in 2009 are comprised of $2.2 million of non-cash mark to market gains relating to nickel and foreign exchange hedge agreements, which is included in the cost of sales line of our consolidated statements of income, and $0.4 million of expense related to management incentive stock options, which is included in the selling, general and administrative expenses line of our consolidated statements of income.
  Other non-cash charges in 2008 are comprised of $0.9 million of non-cash mark to market losses relating to nickel and foreign exchange hedge agreements, which is included in the cost of sales line of our consolidated statements of income, and $1.8 million of expense related to management incentive stock options, which is included in the selling, general and administrative expenses line of our consolidated statements of income.

CONTACT:
Alliance Laundry Holdings LLC
Bruce P. Rounds, Vice President CFO
920-748-1634